Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-121439 and 333-36608) of our report dated March 30, 2012, relating to the consolidated financial statements of N-Viro International Corporation included in this Annual Report on Form 10-K as of and for the years ended December 31, 2011 and 2010.

/s/  UHY LLP
UHY LLP
Farmington Hills, Michigan
March 30, 2012